SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8
Registration Statement
Under
The Securities Act Of 1933
The Vermont Teddy Bear Co., Inc.
(Exact Name of Registrant as Specified in Its Charter)
New York
(State or Other Jurisdiction of Incorporation or Organization)
03-0291679
(I.R.S. Employer Identification No.)
6655 Shelburne Road, P.O. Box 965, Shelburne, Vermont  05482
(Address of Principal Executive Offices)

The Vermont Teddy Bear Co., Inc. 1993 Incentive Stock Option Plan
(Full Title of the Plan)

Spencer C. Putnam
The Vermont Teddy Bear Co., Inc.
6655 Shelburne Road, P.O. Box 965
Shelburne, Vermont  05482
(Name and Address of Agent For Service)

(802) 985-1303
Telephone Number, Including Area Code, of Agent For Service.


CALCULATION OF
REGISTRATION FEE

Title of Securities           Common Stock
to be Registered

Amount To be                  1,800,000
Registered


Proposed Maximum              $1.2297
Offering Price Per
Share(1)

Proposed Maximum              $2,213,474.00
Aggregate Offering
Price(1)

Amount of                     $615.35
Registration Fee



(1) Estimated solely for the purpose of calculating the registration fee. The fee was calculated pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the exercise price at which the options may be exercised, to the extent known, and the fair market value of the Common Stock as of March 12, 1999, for those shares for which the exercise price is not known.


PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information specified by Item 1 of Part I of form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

The information specified by Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8.

PART II
INFORMATION TO BE REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed (i) through (iii) below are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

(i)	The Company's latest annual report filed pursuant to Section 13 or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) or (c) under the Securities act of 1933 (the "1933 Act"), which contains, either directly or by incorporation by reference, certified financial statements for the Company's latest fiscal year for which such statements have been filed.

(ii)	All other reports filed pursuant to Section 13(a) and 15(d) of the 1934 Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (i) above.

(iii)	The description of the Company's Common Stock which is
contained in a registration statement on Form 8-A filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities.

Not applicable.


Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

Section 402(b) of the Business Corporation Law of the State of New York
(the "BCL") provides that a certificate of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of any director: (i) for acts or omissions in bad faith or which involved intentional misconduct or a knowing violation of law, as established by a judgment or other final adjudication; (ii) for any transaction from which the director derived in fact a financial profit or other advantage to which he or she was not legally entitled, as established by a judgment or other final adjudication; (iii) for any violation of Section 719 of the BCL, as established by a judgment or other final adjudication, relating to prohibited dividends or distributions, the purchase or redemption of stock, asset distributions in dissolution and loans to directors; or (iv) for any act or omission occurring prior to the corporation's adoption of a provision permitted by Section 402(b) of the BCL. The Company's Restated Certificate of Incorporation includes such a provision. Specifically, Section 6 of the Company's Restated Certificate of Incorporation provides as follows:

"(6)	No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity; provided, however, that this provision shall not eliminate or limit the liability of any director:

"(a)	For acts or omissions in bad faith or which involved
intentional misconduct or a knowing violation of law, as established by a judgment or other final adjudication;

"(b)	For any transaction from which the director derived in
fact a financial profit or other advantage to which he or she was not legally entitled, as established by a judgment or other final adjudication;

"(c)	For any violation of Section 719 of the Business
Corporation Law, as established by a judgment or other final adjudication; or

"(d)	For any act or omission occurring prior to the
corporation's adoption of this provision."

The By-Laws of the Company provide for indemnification of the Company's directors, officers, employees and agents to the fullest extent permitted by the BCL. Specifically, Article XI of the Company's Amended By-Laws provides as follows:


"Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation may indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, incorporator, employee or agent of the Corporation, or serves or served at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein; provided, however, that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

"The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

"Nothing herein shall limit or affect any right of any person, otherwise than hereunder, to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

"Anything in these By-Laws to the contrary notwithstanding, no elimination of this By-Law, and no amendment of this By-Law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this By-Law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

"The Corporation shall not, except by elimination or amendment of this By-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this By-Law. The indemnification of any person provided by this By-Law shall continue after such person has ceased to be a director, officer, incorporator, employee or agent of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.


"The Corporation is authorized to enter into agreements with any of its directors, officers, incorporators, employees or agents extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this By-Law, it being expressly recognized hereby that all directors, officers, incorporators, employees and agents of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

"In case any provision in this By-Law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers, incorporators, employees or agents acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

"For purposes of this By-Law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this By-Law, the term "Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.

"A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this By-Law shall be entitled to indemnification as authorized in such paragraph. Except as provided in the preceding sentence and unless ordered by a court, any indemnification under this By-Law shall be made by the Corporation if, and only if, authorized in the specific case:

"1.	By the Board of Directors acting by a quorum
consisting of directors who are not parties to such action or proceeding upon a finding that the director, officer or employee has met the standard of conduct set forth in the first paragraph of this By-Law, or,

"2.	If such a quorum is not obtainable or, even if
obtainable, a quorum of disinterested directors so directs:

"a.	By the Board of Directors upon the opinion in writing
of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in the first paragraph of this By-Law has been met by such director, officer or employee, or


"b.	By the shareholders upon a finding that the
director, officer or employee has met the applicable standard of conduct set forth in such paragraph.

"If any action with respect to indemnification of directors and officers is taken by way of amendment of these By-Laws, resolution of directors or by agreement, then the Corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken."

The Company currently maintains directors' and officers' liability insurance to insure its directors and officers against certain liabilities incurred in their capacity as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4	The Vermont Teddy Bear Co., Inc. 1993 Incentive Stock Option Plan,
adopted on August 16, 1993, and as amended on November 28, 1995, and November 22, 1996, filed herewith.

5	Opinion of Dinse, Knapp & McAndrew, P.C. (filed herewith).

23.1	Consent of Arthur Andersen L.L.P. (filed herein).

23.2	Consent of Dinse, Knapp & McAndrew, P.C. (included as part of
Exhibit 5).

Item 9.  Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(b)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.


(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 14(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the certificate of incorporation or bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,
unenforceable.   In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Shelburne, State of Vermont on the ____ day of January, 1999.

THE VERMONT TEDDY BEAR CO., INC.


_______________________________________
Elisabeth B. Robert, Chief Executive Officer,
President, Chief Financial Officer, Treasurer
and 						Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.


Signature			Title					Date

____________________	Director   				January ___, 1999
R. Patrick Burns



____________________	Chief Executive Officer,		January ___, 1999
Elisabeth B. Robert	President, Chief Financial
                        Officer, Treasurer and Director.

____________________	Chief Operating Officer,		January ___, 1999
Spencer C. Putnam		Vice President, Secretary
and Director.

____________________	Director.				January ___, 1999
Joan H. Martin

____________________	Director.				January ___, 1999
Fred Marks

____________________	Director.				January ___, 1999
Jason Bacon



____________________	Director.				January ___, 1999
Thomas Shepherd

____________________	Director.				January ___, 1999
T. Nathaneal Shepherd


INDEX TO EXHIBITS


Exhibit Number		Description						Page No.


4			The Vermont Teddy Bear Co., Inc. 1993 Incentive
 Stock Option Plan, adopted on August 16, 1993, and as amended on November 28, 1995, and November 22, 1996, filed herewith.

5			Opinion of Dinse, Knapp & McAndrew, P.C.
(filed herewith).

23.1			Consent of Arthur Andersen L.L.P. (filed herewith).

23.2			Consent of Dinse, Knapp & McAndrew, P.C.
(included as part of Exhibit 5).









LETTER ON UNAUDITED FINANCIAL INFORMATION AND
CONSENT OF INDEPENDENT AUDITOR

As independent public accountants, we hereby consent to the
incorporation by reference in this Registration Statement on Form S-8 of The
Vermont Teddy Bear Co., Inc. of our report dated _______   __, 1998, relating
to the balance sheets of The Vermont Teddy Bear Co., Inc. as of June 30, 1998, and the related statements of income, stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 1998 annual report on Form 10-KSB of The Vermont Teddy Bear Co., Inc.



Arthur Andersen, L.L.P.



Boston, Massachusetts

January ____, 1999